UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act Of 1934

Date of Report: January 2, 2014

Comstock Holding Companies, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-32375	20-1164345
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1886 METRO CENTER DRIVE, FOURTH FLOOR

RESTON, VIRGINIA 20190

(Address of principal executive offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (703) 883-1700

None

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a- 12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

The disclosure set forth in Item 2.03 is hereby incorporated into this item by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On December 30, 2013, Comstock Holding Companies, Inc. (the “Company”), through its Comstock Hall Road, L.C. subsidiary (the “Borrower”), entered into a loan agreement (“Loan Agreement”) and related documents with Cardinal Bank (“Lender”) pursuant to which the Borrower secured a Three Million Six Hundred Sixty-Nine Thousand Dollar ($3,669,000) acquisition and development loan, a Three Million Five Hundred Thousand Dollar ($3,500,000) revolving construction loan and a Two Million Dollar ($2,000,000) letter of credit facility (collectively, the “Loan”) to finance the Company’s development of the Hallcrest townhome project located in Loudoun County, Virginia (the “Project”). Under the terms of the Loan Agreement, the Loan provides for an initial variable interest rate of Prime plus one half percent with an interest rate floor of four and a half percent (4.5%), payable monthly to the extent not offset by a Two Hundred Fifty Thousand Dollar ($250,000) interest reserve initially set aside for the benefit of the Borrower. The Loan has a maturity date of twenty-four (24) months so long as the Borrower obtains three (3) sales and settlements within the twelve (12) month period following the closing of the Loan. There is no prepayment penalty associated with the Loan, which is secured by a first deed of trust on the Project. The Loan is fully guaranteed by the Company and by a limited guaranty from Messrs. Christopher Clemente and Gregory Benson, the CEO and COO of the Company, respectively. Messrs. Clemente and Benson have initially agreed not to charge a credit enhancement fee for the Loan as permitted by that certain Credit Enhancement and Indemnification Agreement previously entered into by and among the Company and Messrs. Clemente and Benson.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 2, 2014

COMSTOCK HOLDING COMPANIES, INC.

By:	/s/ Christopher Clemente
Christopher Clemente, Chief Executive Officer